UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): April 19, 2026

Sila Realty Trust, Inc.
(Exact Name of Registrant as Specified in its Charter)

Maryland	001-42129	46-1854011
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

1001 Water St.
 Suite 800
Tampa, Florida 33602
(Address of principal executive offices)

(813) 287-0101
(Registrant’s telephone number, including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.01 par value per share	SILA	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On April 19, 2026, Sila Realty Trust, Inc. (the “Company”), Sunshine Ultimate Parent LLC, a Delaware limited liability company (“Parent”), and Sunshine Holding REIT LLC, a Delaware limited liability company and wholly owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Parent Parties”), entered into an Agreement and Plan of Merger (the “Merger Agreement”). On the terms and subject to the conditions of the Merger Agreement, upon the consummation of the Merger (the “Closing”), the Company will merge with and into Merger Sub (the “Merger”) and the separate existence of the Company will cease and Merger Sub will survive as a wholly owned subsidiary of Parent.

The board of directors of the Company (the “Company Board”) unanimously adopted the Merger Agreement and approved the consummation of the transactions contemplated thereby, including the Merger. Capitalized terms used but not otherwise defined in Item 1.01 of this Current Report on Form 8-K (the “Report”) have the meanings set forth in the Merger Agreement.

Merger Consideration

Pursuant to the terms and subject to the conditions in the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of common stock, $0.01 par value, of the Company (“Company Common Stock”) that is issued and outstanding immediately prior to the Effective Time will be automatically cancelled and converted into the right to receive an amount in cash equal to $30.38 (the “Per Share Merger Consideration”), without interest.

During the term of the Merger Agreement, the Company may not pay dividends, except for (A) the declaration and payment by the Company of two regular dividends in accordance with past practice at a rate not to exceed $0.40 per share per quarter, (B) the declaration and payment of dividends or other distributions by any directly or indirectly wholly owned Company Subsidiary to its parent entity, (C) with respect to dividends otherwise permitted under the Merger Agreement, the payment and crediting of accrued dividends and dividend equivalent rights with respect to Company Restricted Stock or Company Deferred Stock Units pursuant to the terms of such equity awards, and (D) payments to its stockholders distributing cash in such amounts determined by the Company, in the reasonable discretion of the Company Board exercised in good faith, on advice of counsel to the Company (in consultation with the Parent) reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid or reduce the imposition of any entity-level income or excise tax under the Code, and any such dividends referenced by this paragraph (D) would result in an offsetting decrease to the Per Share Merger Consideration.

If the Merger is consummated, the shares of Company Common Stock will be delisted from the New York Stock Exchange (the “NYSE”) and will subsequently be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Treatment of Company Equity Awards

Pursuant to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, all shares of Company Restricted Stock that are issued and outstanding immediately prior to the Effective Time (whether or not then vested) shall (A) automatically become fully vested and all restrictions with respect thereto shall lapse as of immediately prior to the Effective Time and (B) as of the Effective Time shall be considered (to the extent that such share of Company Restricted Stock are not otherwise considered to be outstanding) an outstanding share of Company Common Stock for all purposes of the Merger Agreement, including the right to receive an amount per share of Company Restricted Stock equal to the Per Share Merger Consideration (subject to any applicable withholding or other Taxes, or other amounts required by applicable Law to be withheld).

Pursuant to the terms and conditions of the Merger Agreement, immediately prior to the Effective Time, all Company Deferred Stock Units that are outstanding and unvested immediately prior to the Effective Time, shall (A) vest at the greater of (1) the target number of Company Common Stock subject to each such Company Deferred Stock Unit and (2) the number of Company Common Stock earned based on the actual achievement of the applicable performance goals as of the Effective Time (or over the first two years of the 2024-2026 performance period with respect to Company Deferred Stock Units granted in 2024 (the “2024 Deferred Stock Units”)) (as determined by the Company Board in its reasonable discretion) in connection with the Merger and (B) as of the Effective Time, be canceled and extinguished, and the holder thereof shall be entitled to receive (subject to any applicable withholding or other Taxes, or other amounts required by applicable law to be withheld) an amount in cash equal to the product of (1) the Per Share Merger Consideration, multiplied by (2) the total number of vested shares of Company Common Stock subject to such Company Deferred Stock Unit as determined in accordance with the immediately preceding clause (A), rounded up to the nearest whole cent.

Representations, Warranties and Covenants

The Merger Agreement contains customary representations, warranties and covenants, including, among others, covenants by the Company to conduct its business in all material respects in the ordinary course of business, subject to certain exceptions, during the period between the execution of the Merger Agreement and the Closing.

Closing Conditions

The consummation of the Merger is subject to certain customary closing conditions, including, among others, (A) approval of the Merger Agreement by the affirmative vote of the holders of the Company Common Stock entitled to cast a majority of all of the votes entitled to be cast on the Merger Agreement (the “Required Company Stockholder Approval”), (B) the absence of any temporary restraining order, preliminary or permanent injunction or other judgement, order or decree issued by any Governmental Authority of competent jurisdiction prohibiting the consummation of the Merger or any other transaction contemplated in the Merger Agreement and the absence of a law which shall have been enacted, entered, promulgated or enforced by any governmental authority after the date of the Merger Agreement that, in any case, makes illegal the consummation of the Merger, (C) the absence of a Company Material Adverse Effect and (D) the absence of a Parent Material Adverse Effect. The Merger Agreement requires the Company to convene a stockholder meeting for the purpose of obtaining the Required Company Stockholder Approval. The obligations of the parties to consummate the Merger are not subject to any financing condition or the receipt of any financing by the Parent Parties.

Prohibitions on Solicitations of Transactions

The Company has agreed not to solicit or enter into an agreement regarding an Acquisition Proposal or inquiry, discussion, offer or request that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (each, an “Inquiry”), and, subject to certain exceptions, is not permitted to enter into discussions or negotiations concerning, or provide non-public information to a third party in connection with, any Acquisition Proposal or Inquiry or knowingly facilitate in any way any effort by any third party in furtherance of any Acquisition Proposal or Inquiry. However, the Company may, prior to obtaining the Required Company Stockholder Approval, engage in discussions or negotiations and provide non-public information to a third party that has made an unsolicited bona fide written Acquisition Proposal that did not result from a breach of the non-solicit provisions of the Merger Agreement if the Company Board determines in good faith, after consultation with the Company’s financial and outside legal advisors, that such Acquisition Proposal constitutes a Superior Proposal or could reasonably be expected to lead to a Superior Proposal.

Prior to obtaining the Required Company Stockholder Approval, the Company Board may, in certain circumstances, effect an Adverse Recommendation Change, subject to complying in all material respects with specified notice and other conditions set forth in the Merger Agreement.

Termination of the Merger Agreement; Termination Fees

The Merger Agreement contains customary termination rights, including that either the Company or Parent may, subject to specified limitations, terminate the Merger Agreement if the Closing Date has not occurred on or before January 19, 2027 (the “Outside Date”), if the transactions contemplated by the Merger Agreement are permanently enjoined or otherwise prohibited by an Order that is final and non-appealable or if the Required Company Stockholder Approval is not received.

The Merger Agreement may be terminated under certain circumstances by the Company after following certain procedures and adhering to certain restrictions, including prior to obtaining the Required Company Stockholder Approval, in order to enter into a definitive agreement providing for the implementation of a Superior Proposal. In addition, Parent may terminate the Merger Agreement under certain circumstances and subject to certain restrictions, including if the Company Board effects an Adverse Recommendation Change.

The Merger Agreement provides that, upon termination of the Merger Agreement by the Company or Parent in certain customary circumstances, including (A) (i) the Merger Agreement is terminated by Parent due to a breach by the Company or by either party due to the failure to obtain the Required Company Stockholder Approval, (ii) at the time of such termination, a competing Acquisition Proposal had been publicly announced or communicated and not withdrawn, and (iii) within 12 months following such termination, the Company consummates a transaction in respect of an Acquisition Proposal or enters into a definitive agreement for an alternative transaction that is subsequently consummated, (B) termination by Parent following a Company Adverse Recommendation Change, and (C) termination by the Company in order to enter into an Alternative Acquisition Agreement for a Superior Proposal in accordance with, and subject to compliance in all material respects with the non-solicit provisions set forth in the Merger Agreement, a fee of $55,746,219 will be payable by the Company to Parent.

The Merger Agreement also provides that, in certain customary circumstances, including (A) termination by the Company due to a breach by Parent or failure to consummate the closing at a time when the closing conditions were satisfied or (B) termination by either party due to the expiration of the Outside Date at a time when the Company was entitled to terminate due to Parent’s breach or failure to consummate the closing at a time when the conditions were satisfied, Parent would be required to pay the Company a termination fee of $152,035,142.

Equity Commitment Letter and Limited Guarantee

Also on April 19, 2026, in connection with the execution of the Merger Agreement, certain affiliates of Parent (each, a “Guarantor” and, together, the “Guarantors”) delivered (A) to the Company, an Equity Funding Letter, by and between Guarantors and Parent, pursuant to which Guarantors will contribute to Parent, subject to the terms and conditions thereof, equity financing sufficient to consummate the transactions and (B) to the Company, a Limited Guarantee in favor of the Company to guarantee, subject to the terms and limitations contained therein, Parent’s payment obligations with respect to the reverse termination fee, damages payable to the Company by Parent not to exceed the amount of the reverse termination fee and certain expenses under the Merger Agreement.

Important Statement Regarding the Merger Agreement

The foregoing description of the Merger Agreement is only a summary, does not purport to be complete and is qualified in its entirety by reference to the copy of the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated herein by reference. The Merger Agreement has been attached as an exhibit to provide stockholders with information regarding its terms. It is not intended to provide any other factual or financial information about the Company, Parent or any of their respective affiliates or businesses. The representations, warranties, covenants and agreements contained in the Merger Agreement were made only for the purposes of such Merger Agreement and as of specified dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed upon by the contracting parties. The representations and warranties have been qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Stockholders should not rely on the representations, warranties, covenants and agreements contained in the Merger Agreement or any descriptions thereof as characterizations of the actual state of facts or condition of the Company, Parent and Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. The Merger Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Company, Parent and Merger Sub and their respective affiliates and the transactions contemplated by the Merger Agreement that will be contained in or attached as an annex to the proxy statement that the Company intends to file in connection with the transactions contemplated by the Merger Agreement, as well as in the other filings that the Company has filed or may file with the U.S. Securities and Exchange Commission (the “SEC”).

Item 7.01	Regulation FD Disclosure.

On April 20, 2026, the Company issued a press release announcing the execution of the Merger Agreement. A copy of the press release is hereby furnished as Exhibit 99.1 to this Report.

The information contained in this Item 7.01 and in Exhibit 99.1 of this Report shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that section, nor shall it be incorporated by reference into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as expressly set forth by specific reference in such filing.

Additional Information and Where to Find It

In connection with the proposed transaction, the Company intends to file with the SEC a proxy statement on Schedule 14A. Promptly after filing its definitive proxy statement with the SEC (if and when it becomes available), the Company will mail the definitive proxy statement and a proxy card to each stockholder entitled to vote at the special meeting relating to the proposed transaction. This Report is not a substitute for the proxy statement or any other document which the Company may file with the SEC. INVESTORS AND STOCKHOLDERS OF THE COMPANY ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT DOCUMENTS IN CONNECTION WITH THE PROPOSED TRANSACTION THAT THE COMPANY FILES WITH THE SEC WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. The proposals for consideration by the Company’s stockholders regarding the proposed transaction will be made solely through the proxy statement. The definitive proxy statement, the preliminary proxy statement and any other documents filed by the Company with the SEC (when available) may be obtained free of charge at the SEC’s website at www.sec.gov or by accessing the Investor Relations section of the Company’s website at https://investors.silarealtytrust.com or by contacting the Company’s Investor Relations by email at IR@silarealtytrust.com.

Participants in the Solicitation

This Report does not constitute a solicitation of a proxy, an offer to purchase or a solicitation of an offer to sell any securities. The Company and certain of its directors and executive officers may be deemed to be participants in the solicitation of proxies from the Company’s stockholders with respect to the proposed transaction. Information about the Company’s directors and executive officers and their ownership of the Company’s securities is set forth in the Company’s definitive proxy statement on Schedule 14A for its 2025 annual meeting of stockholders, filed with the SEC on April 4, 2025, and subsequent documents filed with the SEC. Additional information regarding the identity of participants in the solicitation of proxies, and a description of their direct or indirect interests in the proposed transaction, by security holdings or otherwise, will be set forth in the definitive proxy statement and other materials to be filed with the SEC in connection with the proposed transaction when they become available. Free copies of these documents may be obtained as described in the preceding paragraph.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained herein, other than historical fact, regarding the proposed transaction, including any statements regarding the expected timetable for completing the proposed transaction and benefits of the proposed transaction, and any other statements regarding the Company’s future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical, may be considered “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act and are intended to be covered by the safe harbor provided by the same. These statements are based on management’s current expectations and beliefs and are subject to a number of trends and uncertainties. No forward-looking statement is intended to, nor shall it, serve as a guarantee of future performance. You can identify the forward-looking statements by the use of words such as “may,” “will,” “would,” “could,” “should,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” "seek," "endeavor," and other similar terms and phrases. Forward-looking statements are subject to various risks and uncertainties and factors that could cause actual results to differ materially from the Company’s expectations, and you should not rely on forward-looking statements since they involve known and unknown risks, uncertainties and other factors, which are, in some cases, beyond the Company’s control and could materially affect the Company’s results of operations, financial condition, cash flows, performance or future achievements or events. Some of the factors that may affect outcomes and results include, but are not limited to: (i) risks associated with the Company’s ability to obtain the stockholder approval required to consummate the proposed transaction and the timing of the closing of the proposed transaction, including the risks that a condition to closing would not be satisfied within the expected timeframe or at all or that the closing of the proposed transaction would not occur, (ii) the outcome of any legal proceedings that may be instituted against the parties and others related to the merger agreement and the costs related to such proceedings, (iii) the risk that stockholder litigation or other proceedings in connection with the proposed transaction may affect the timing or occurrence of the proposed transaction or result in significant costs of defense, indemnification and liability, (iv) unanticipated difficulties or expenditures relating to the proposed transaction, the response of the Company’s tenants and business partners to the announcement of the proposed transaction, potential difficulties with the Company’s ability to retain and hire key personnel and maintain its business relationships, including those with tenants and other third parties, as a result of the proposed transaction, and/or potential difficulties in employee retention as a result of the announcement and pendency of the proposed transaction, (v) changes affecting the real estate industry and changes in market and economic conditions, including tariffs, geopolitical tensions and elevated inflation and interest rates that may adversely impact the Company or its tenants, (vi) fluctuations in interest rates and the costs and availability of financing, (vii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, (viii) the ability to recognize the anticipated benefits of the proposed transaction and (ix) the risk that the Company’s stock price may decline significantly if the proposed transaction is not consummated. Additional factors include those described under the section entitled Item 1A. “Risk Factors” of Part I of the Company’s 2025 Annual Report on Form 10-K, as filed with the SEC on February 25, 2026, a copy of which is available at www.sec.gov. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description
2.1*	Agreement and Plan of Merger, dated as of April 19, 2026, by and among Sila Realty Trust, Inc., Sunshine Ultimate Parent LLC and Sunshine Holding REIT LLC.
99.1	Press Release issued on April 20, 2026.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company hereby undertakes to furnish supplemental copies of any of the omitted schedules upon request by the SEC; provided, however, that the Company may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any schedules so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Sila Realty Trust, Inc.

Date:	April 20, 2026	By:	/s/ Kay C. Neely
Kay C. Neely
Chief Financial Officer